Exhibit 99.1

PRESS RELEASE

Prudential Financial Announces Leadership Alignment

NEWARK, N.J., Dec. 18, 2025 – Prudential Financial, Inc. (NYSE: PRU) today announced a realignment of its senior business leadership structure to streamline operations in the company’s largest markets and sharpen focus on key growth opportunities. As a result of this realignment, leaders responsible for the company’s U.S. businesses, Emerging Markets, the Japan Group and Prudential’s asset management business, PGIM, will now report directly to Chief Executive Officer Andrew (Andy) Sullivan.

This change is designed to support Prudential’s long-term growth agenda and strengthen accountability across its global businesses, advancing the company’s priorities of evolving its strategy, executing with consistency and discipline and fostering a high-performance culture. It is also consistent with the leadership alignment announced earlier this year for its Japan business.

“We are aligning our leadership structure with our strategy to build a more agile, more focused Prudential,” said Sullivan.” “This change positions us to deliver stronger and more consistent performance over time.”

Phil Waldeck, currently head of Multi-Asset and Quantitative Solutions at Prudential’s asset management business, PGIM, has been appointed executive vice president, head of Prudential’s U.S. Businesses, effective Feb. 2, 2026.

“Phil is an experienced leader with a deep understanding of our businesses and a proven ability to drive results,” said CEO Sullivan. “His experience across Prudential’s businesses, coupled with his ability to deliver meaningful outcomes, will be essential as we continue to build momentum in our U.S. businesses.”

Prior to PGIM, Waldeck served as Prudential’s chief transformation officer and previously held senior business leadership roles including president of Retirement and head of Pension and Structured Solutions, giving him broad understanding of the company’s core markets and customer segments.

David Legher, head of Emerging Markets, will report directly to Sullivan, alongside Waldeck, the Japan Group President and CEO Brad Hearn, and PGIM President and CEO Jacques Chappuis.

As part of these changes, Caroline Feeney, global head of Retirement and Insurance, will depart Prudential.

“Caroline has been a trusted partner to me for many years,” said Sullivan. “I am deeply grateful for her commitment to Prudential and for the lasting influence of her leadership.”

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ABOUT PHIL WALDECK

Phil Waldeck has served as head of PGIM’s Multi-Asset and Quantitative Solutions business since 2021.

Before joining PGIM, Waldeck served as senior vice president and chief transformation officer for Prudential Financial, Inc. (PFI), and as chief executive officer of PFI’s Workplace Solutions Group.

Earlier, he served as president of PFI’s Retirement group and led the Investment & Pension Solutions business, which comprised $250 billion in assets across guaranteed institutional investment strategies. Waldeck was the architect of PFI’s PRT business, who along with a strong leadership team grew the business to over $170 billion.

Prior to joining PFI, he served as a senior vice president in Cigna’s retirement business. Waldeck earned a bachelor’s degree, magna cum laude, from Tufts University and an MBA from the University of Michigan.

ABOUT PRUDENTIAL

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.6 trillion in assets under management as of Sept. 30, 2025, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for 150 years. For more information, please visit news.prudential.com.

PRUDENTIAL MEDIA CONTACT: Bill Launder; bill.launder@prudential.com

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